UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

JONATHAN THOMAS JORGL

ROBERT L. CHIOINI

MICHAEL RICE

PAUL TUSA

RIVER ROCK ADVISORS LLC

MICHAEL XIRINACHS

LOOKING GLASS CAPITAL CONSULTANTS INC.

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On November 1, 2022, the AIM Stockholder Full Value Committee issued the press release that appears below.

Statement of the ASFV Committee on Ruling in Delaware Action

Jonathan Jorgl, an AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM”) stockholder, together with his nominees, Robert L. Chioini and Michael Rice (collectively, the “AIM Stockholder Full Value Committee” or the “ASFV Committee”), today announced that on October 28, 2022, the Delaware Court of Chancery found that Mr. Jorgl did not meet his burden of proving entitlement to mandatory injunctive relief, stating that factual questions prevented grant of judgment for Mr. Jorgl as a matter of law, and as a result Mr. Jorgl’s motion for a preliminary injunction was denied. The ASFV Committee fundamentally disagrees with the ruling and the Court’s conclusions as to matters of fact and law. However, given the late date of the ruling and the imminent annual meeting to be held on November 3, 2022, the ASFV Committee does not currently intend to proceed to trial or seek an appeal.

Consequently, and as disclosed in the ASFV Committee’s proxy statement, we will be unable to present Mr. Chioini and Mr. Rice to be considered for election to the board and proxies granted to us will not be voted at the annual meeting. Any stockholder that previously delivered a gold proxy card to the ASFV Committee, and wishes to be represented at the annual meeting, should consult the Company’s proxy materials for information. Although stockholders will not be able to vote for Mr. Chioini and Mr. Rice at the annual meeting or by the Company’s proxy materials, stockholders retain the ability to “withhold” their votes for the incumbent directors and to vote against the Company’s say-on-pay proposal.

The ASFV Committee unequivocally reiterates our position that Mr. Jorgl’s nominations were not made pursuant to any undisclosed arrangement or understanding and that his notice complied with the Company’s bylaws. Based on the ASFV Committee’s proxy statement, which in our view fully complied with all disclosure requirements and provided all material information with respect to the background of the solicitation and relationships with any third parties, AIM stockholders provided significant support to Mr. Chioini and Mr. Rice and we believe they would have been overwhelmingly elected had the board not denied the nominations. While it is terribly unfortunate that the board appears to have successfully avoided accountability to stockholders, the ASFV Committee has limited recourse at this time and thus will not continue with the Delaware action.

Important Information and Participants in the Solicitation

The ASFV Committee has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the Annual Meeting. Details regarding the ASFV Committee’s nominees are included in the proxy statement.

THE ASFV COMMITTEE STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Information regarding the identity of participants in the ASFV Committee’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the ASFV Committee’s proxy statement. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the ASFV Committee with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://viewproxy.com/aim/. Investors can also contact Alliance Advisors at the telephone number or email address set for the above.

As of the date hereof, Mr. Jorgl is the record and beneficial owner of 1,000 shares of common stock, par value $0.001 per share, of AIM (the “common stock”). As of the date hereof, no other Participant is the record or beneficial owner of any shares of common stock.

Contact:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

(877) 728-5012

aim@allianceadvisors.com